Exhibit 10.1

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this "Agreement") is entered into as of May 20, 2016 (the "Effective  Date"), by and among NEW AGE BEVERAGES, L.L.C., a Colorado limited liability company ("NAB"), NEW AGE PROPERTIES, LLC, a Colorado limited liability company ("NAP"), ASPEN PURE, LLC, a Colorado limited liability company ("Pure"), and XING BEVERAGE, LLC, a Colorado limited liability company ("Xing" and together with NAP, Pure and NAB, the "Sellers"), and Bucha, Inc., a Washington corporation ("Buyer" and together with "Sellers" the "Parties" and each a "Party").

 WHEREAS, Sellers wish to sell to Buyer and Buyer wishes to purchase from Sellers, certain assets of Sellers, used in connection with Sellers' business on the terms and conditions contained herein.

WHEREAS, in connection with such sale, the Buyer will assume certain obligations and liabilities of Sellers subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the covenants, premises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS
SECTION 1.1  Sale and Purchase of Purchased Assets.
(a)            Purchased Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, free and clear of all Encumbrances, all right, title and interest in and to all of Sellers' Assets existing as of the Closing Date other than the Excluded Assets (collectively, the "Purchased Assets").  Without limiting the generality of the foregoing, the Purchased Assets shall include all of the following Assets of Sellers existing on the Closing Date:
(i)	all (A) Contracts identified by Buyer on Exhibit G (which the Parties agree shall be provided by June 3, 2016 and contain all of the Contracts of the Sellers) and (B) other Contracts entered into by Sellers prior to the date of this Agreement to the extent that Buyer notifies Sellers in writing not less than five (5) Business Days that such other Contracts shall be Purchased Assets (collectively, the "Assumed Contracts");

(ii)	all inventory (including raw materials, supplies, containers, labels, packing and shipping materials, work in process and finished goods) (collectively, the "Inventory");

(iii)	all systems, tools, equipment, content management systems, databases and other Tangible Personal Property;

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(iv)	all Intellectual Property and Intellectual Property Rights of Sellers including the domain names Xingtea.com, Newagebev.us, Drinkxing.com, Xingtea.us, Aspenpure.com, Xingtea.net, Xingenergy.com, Xingenergy.net, Xingsoda.com, Xingsoda.net, Xingicetea.com, Xingicedtea.com, Drinksingtea.com, Drinkcrazytrain.com, those trademarks set forth on Schedule 1 hereto, and, in each case all derivatives of each;

(v)	copies of all books and records including, but not limited to, books of account, financial and accounting records (including all records related to accounts receivable, general ledgers, purchasing, billing and payment), correspondence with Governmental Authorities, sales, marketing, promotional and advertising materials and records, strategic plans, files relating to Sellers' IP and all other documentation, forms, records (including support records and audit records), procedures, policy documents, manuals, customer materials, system specifications, scripts, logs, databases and other materials of any kind, whether in print or electronic form, but excluding the books and records related exclusively to the Excluded Assets and the Excluded Liabilities;

(vi)	all customer lists, user lists, goodwill and other intangible Assets;
(vii)	all cash, cash equivalents and marketable securities, security deposits, refunds, deposits and prepaid expenses of the Sellers and all vendor rebate accounts and prospective rebates, whether soft dollar or hard dollar (other than those constituting Excluded Assets);

(viii)	all accounts receivables;
(ix)	all prepaid expenses;
(x)	all insurance policies of the Sellers to the extent transferable, which shall continue and be assigned to Buyer at Closing, and shall be kept current by Sellers in every respect to allow for such assignment at Closing (to the extent permitted by the terms thereof);and (xi) all URLs and websites.

SECTION 1.2   Excluded Assets.  Notwithstanding any other provision of this Agreement to the contrary, the following Assets of Sellers existing on the Closing Date (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Sellers after the Closing:
(i)            all minute books, seals, equity record books and equity transfer records of Sellers and Tax Returns and Tax records of Sellers and the books and records of Sellers;
(ii)            all Contracts set forth on Exhibit H (the "Excluded Contracts");
(iii)            all personnel records and other records that Sellers are required by law to retain in its possession;

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(iv)    all rights and interests under or in connection with, and any assets of, any of the Employee Plans maintained by Sellers solely for the benefit of its employees and any related trusts or funding vehicles;

(v)            all rights of Sellers under this Agreement, including with respect to the Purchase Price;

(vi)            the right of the Company to claim for net refunds of income Taxes or gross receipts Taxes of the Company in excess of deficiencies for any period or with respect to any event, adjustment or occurrence prior to the Closing Date;

(vii)            prepaid Taxes, refunds of Taxes and Tax loss carry forwards including interest thereon or claims therefor for any period or portion thereof ending on or prior to the Closing Date;

(viii)            all insurance policies of the Sellers to the extent not transferable as set forth in Section 1.1(x) above; and

(ix)            refunds of any insurance premiums with respect to any insurance policies.

SECTION 1.3   Liabilities Assumed by Buyer.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer will effective as of the Closing, assume and agree to duly and timely pay, perform and discharge the following liabilities (collectively, the "Assumed Liabilities"):

(i)             the accounts payable of the Sellers;

(ii)            accrued liabilities of the Sellers;
(iii)           obligations of the Sellers with respect to any Purchased Asset, including any Contracts and Assumed Contracts;
(iv)           all liabilities owing by the Sellers to any Newly-Hired Employees which arose or was incurred by the Sellers with respect to the terms of such employment on or prior to the Closing or which became payable on account of the termination of such employees in connection with this transaction, including without limitation, any Taxes or paid-time-off  relating to time periods before the Closing; and
(v)            the Lewis Note;
(vi)           all categories of liabilities set forth on the Balance Sheet other than Excluded Liabilities;
(vii)           all liabilities set forth on the Interim Balance Sheet other than Excluded Liabilities; and

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(viii)        all Real Property Encumbrances.
SECTION 1.4  Excluded Liabilities.  Notwithstanding any provision of the Sale Documents to the contrary, the Buyer will not accept, acquire, assume or become liable to pay, perform or discharge, and the Assumed Liabilities will not include, the following liabilities (the "Excluded Liabilities"):
(i)            any liability to the Carney Parties on account of loans advanced to the Sellers prior to the Closing;
(ii)            any liabilities that do not constitute Assumed Liabilities;
(iii)            all Liabilities for Taxes of Sellers (other than as set forth in Section 1.3(iv)
(iv)            all Liabilities of Sellers under Environmental Laws;
(v)            all Liabilities of Sellers and the ERISA Affiliates arising under, or with respect to, the Employee Plans;

(vi)            all Liabilities with respect to any current or former employee, director, member, manager, stockholder, partner, agent or independent contractor of Sellers;

(vii)            all Liabilities arising out of, or relating to, any conduct or alleged conduct of any employee or independent contractor of Sellers;

(viii)            all Liabilities of Sellers to Sellers's stockholders or any Affiliate of any of Sellers's stockholders;

(ix)            all Liabilities arising out of, or relating to, any Proceeding pending as of the Closing Date or any Proceeding commenced after the Closing Date to the extent arising out of, or relating to, any act or omission of Sellers or any event, circumstance, condition, breach or default occurring on or prior to the Closing Date (other than those relating to any Purchased Assets);
(x)            all Liabilities arising out of, or resulting from, Sellers's compliance or noncompliance with any Legal Requirement or Order occurring on or prior to the Closing Date;

(xi)            all Liabilities relating to, or resulting from, Sellers IP to the extent arising on or prior to the Closing Date;

(xii)            all Liabilities based upon Sellers's acts or omissions occurring after the Closing Date (other than those relating to the Buyer's ownership of the Purchased Asset); and

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(xiii)            all Liabilities arising from the failure to send any notices, make any filings or obtain any Consents (other than any Consents with respect to Contracts as set forth in Section 1.6) in connection with the transactions contemplated by this Agreement.

SECTION 1.5        Employment Offers.  Subject to the Closing, Buyer shall make, or shall cause an Affiliate to make, offers to all of the current (as of the Effective Date) employees of the Company other than the Executives (the "Newly-Hired Employtees").

SECTION 1.6 Contracts.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract if such assignment or transfer, or an attempt to make such an assignment or transfer, without the consent of a third party would constitute a material breach or violation thereof or affect adversely the rights of Buyer or Sellers thereunder.  To the extent that prior to the Closing Sellers have not obtained any Consent required to assign or transfer any Assumed Contract to Buyer, Sellers shall use commercially reasonable efforts to obtain such Consent as promptly as practicable thereafter.  Until such Consent is obtained, Sellers shall cooperate and shall cause its representatives to cooperate with Buyer in any arrangement designed to provide Buyer with the interests, rights and benefits of Sellers under such Assumed Contract at no cost to Buyer in excess of the cost Buyer would have incurred, without modification to the terms of such Assumed Contract, if such Consent had been obtained.  Nothing in this paragraph shall be deemed to constitute an agreement to exclude from the Purchased Assets any Assets set forth above in this Section 1; provided, however, that Buyer shall be responsible for, and shall promptly pay, (x) all costs and expenses of Sellers to establish, implement, monitor, maintain, execute on, or carry into effect any such arrangement (including any costs and expenses incurred in connection with enforcing rights under any such Contract), which Sellers shall not incur without Buyer's prior written consent, and (y) all payment and other obligations under such Contract (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Contract had been assigned or transferred at Closing.  The obligation of Sellers to cooperate with Buyer set forth in this Section 1.1 shall not require Sellers to incur any expenses, liabilities or obligations or to provide any financial accommodation or to remain secondarily or contingently liable for any liabilities or obligations under any applicable Contract.
ARTICLE II.
PURCHASE PRICE AND PAYMENT
SECTION 2.1 Purchase Price; Payment.  In consideration of the conveyance to Buyer of the Purchased Assets, and for each other right acquired by Buyer under this Agreement, Buyer shall pay an aggregate purchase price of Nineteen Million Nine Hundred Ninety Five Thousand Dollars ($19,995,000) (the "Purchase Price").  The Purchase Price shall be paid by the Buyer to the Sellers as follows:

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(a)            Issuance to (i) the Executives restricted common stock in Buyer (f/k/a American Brewing Company, Inc.) and (ii) the Carney Parties (or their designee), an aggregate amount of the Issuer's common stock, based on the Volume Weighted Average Price ("VWAP") of Buyer's common stock for the thirty days prior to the Closing of this transaction (the "Shares") in an aggregate amount equal to the Estimated Stock Purchase Price, such Shares to be issued to the Executives and the Carney Parties in accordance with the Pro Rata Percentage;

(b)            $8,500,000 in cash which amount shall be paid to Shadrach Beverages, LLC, Daniel M. Carney and Gayla M. Carney (collectively, the "Carney Parties") pursuant to an allocation to be provided within three (3) business days of Closing; and
(c)            a promissory note in favor of the Carney Parties in the amount of $4,500,000 in the form substantially attached hereto as Exhibit D, which note shall be secured by a second lien on the Buyer's assets and provide for an interest rate of 1% of the outstanding principal, which shall begin monthly, after six months from Closing if the promissory note has not already been paid in full, until paid in full (the consideration set forth in clauses (a) through (c), the "Closing Payments").
The Closing Payments shall be deemed to have been received by and distributed by the Sellers to the parties set forth above.
SECTION 2.2   Restriction on Restricted Shares.  The sale of the Restricted Shares shall be subject to the requirements of Rule 144 promulgated by the Securities and Exchange Commission.  In addition, beginning six months after the Closing, and on the last day of each calendar quarter thereafter, each holder of Restricted Shares may sell up to but not more than fifteen percent (15%) on a cumulative basis of the number of Restricted Shares that the holder initially received as a result of this transaction.  All restrictions on the sale of the Restricted Shares shall terminate 18 months after the Closing.
SECTION 2.3   Audit; Disclosure of Acquisition.
(a)            Following the Effective Date, the Sellers shall provide Buyer with the necessary information to complete an audit of Sellers' financial statements and business and shall cooperate with respect to the same.  On or prior to four business days following the Effective Days (the "Audit Determination Date"), the Buyer shall notify the Seller if it does not believe that it will be able to complete an audit of Sellers' financial statements and business on or prior to the Closing.  To the extent Seller does not believe that it can complete any such audit on or prior to the Closing, the Buyer may terminate this Agreement in accordance with Article VIII hereof.   Sellers shall assist Buyer with any requests necessary to file complete an audit and file any related 8-K.
(b)            Upon completion of the transaction contemplated by this Agreement, Buyer shall file all necessary forms with all federal and state regulatory agencies to properly disclose the transaction, which shall include a Form 8-K, which shall include a Form 8-K and an audit of Sellers's financial statements.  Sellers shall be provided with a copy of such Form 8-K on or prior to the Closing and shall consent to the filing thereof within one (1) business day of receipt thereof (such consent not to be unreasonably withheld or delayed).

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SECTION 2.4   Calculation of the Estimated Purchase Price.
(a)            Preparation of Estimated Balance Sheet.  On or prior to the date which is five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a balance sheet (as so prepared, the "Estimated Balance Sheet") which sets forth the Sellers' reasonable and good faith estimate of the financial position of the Sellers as of the opening of business on the Closing Date and a detailed calculation of such estimate, with reasonable supporting detail as to such calculation, of the Working Capital as of the opening of business on the Closing Date (the "Estimated Working Capital").  The Estimated Balance Sheet shall be prepared in good faith applied in a manner consistent with the preparation of the Balance Sheet and shall include the same line items as the Balance Sheet. The Sellers shall incorporate reasonable comments of the Buyer with respect to such Estimated Balance Sheet and/or Estimated Working Capital, in each case to the extent such comments are provided to the Sellers no later than at least three (3) Business Days prior to the Closing Date.  In the event that the Estimated Balance Sheet and/or Estimated Working Capital are revised to reflect the Buyer's comments pursuant to this Section 2.4(a), the Sellers shall deliver to the Buyer no later than two (2) Business Days prior to the Closing Date the revised Estimated Balance Sheet and/or revised Estimated Working Capital, as applicable.  In the event that the Estimated Balance Sheet and/or Estimated Working Capital, as applicable, are not revised to reflect the Buyer's comments pursuant to this Section 2.4(a), the Estimated Balance Sheet and Estimated Working initially provided by the Sellers shall control.
(b)            Calculation of Estimated Purchase Price.  Simultaneously with the delivery of the Estimated Balance Sheet to the Buyer, the Sellers shall prepare and deliver to the Buyer a statement setting forth the calculation of the Estimated Purchase Price using the Estimated  Working Capital shown on the Estimated Balance Sheet (the "Initial Payment Amount  Statement").  In the event that the Estimated Balance Sheet and/or Estimated Working Capital are revised to reflect the Buyer's comments as set forth in Section 2.4(a), the Sellers shall prepare and deliver a revised Initial Payment Amount Statement based on the revised Estimated Working Capital and/or revised Estimated Balance Sheet at the same time the revised Estimated Balance Sheet and/or Estimated Working Capital are delivered to the Buyer.

SECTION 2.5  Post-Closing Adjustment to Purchase Price.
(a)            Preparation of Closing Balance Sheet.  As promptly as practicable, but in any event within forty-five (45) calendar days following the Closing Date, the Buyer will deliver to the Sellers a balance sheet (the "Closing Balance Sheet") setting forth the financial position of the Sellers as of the opening of business on the Closing Date and a detailed calculation, with reasonable supporting detail as to such calculation, of the Working Capital as of the opening of business on the Closing Date.  Subject to Section 2.5(c), the Closing Balance Sheet and the calculation of Working Capital delivered by the Buyer to the Sellers will be deemed to be and will be final, binding and conclusive on the parties hereto. The Closing Balance Sheet shall be prepared in good faith in a manner consistent with the preparation of the Estimated Balance Sheet and shall include the same line items as the Estimated Balance Sheet.

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(b)            Calculation of Stock Purchase Price.  Simultaneously with the delivery of the Closing Balance Sheet to the Sellers, the Buyer's chief financial officer shall prepare and deliver to the Sellers a written statement (the "Stock Purchase Price Statement") setting forth the calculation of the Estimated Stock Purchase Price using the Working Capital shown on the Closing Balance Sheet (such amount, the "Final Stock Purchase Price").  Subject to Section 2.6(e), any increase or decrease in the Estimated Stock Purchase Price shall be borne pro rata by the Executives and the Carney Parties in the following ratio 5.95:1 (the "Pro Rata Percentage").
(c)            Right to Review and Dispute.
(i)            During the 30 calendar day period following the Sellers' receipt of the Closing Balance Sheet and the Stock Purchase Price Statement, the Sellers will be permitted to review the working papers of the Buyer and the Buyer's Accountants relating to the preparation of the Closing Balance Sheet and the Stock Purchase Price Statement and the calculation of Working Capital and the Stock Purchase Price shown on the Stock Purchase Price Statement.
(ii)            The Sellers may dispute the preparation of the Closing Balance Sheet, the Stock Purchase Price Statement and/or the determination of Working Capital and the Stock Purchase Price set forth thereon; provided, however, that the Sellers must notify the Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 calendar days of the Buyer's delivery of the Closing Balance Sheet and the Stock Purchase Price Statement to the Sellers.  In the event written notice of such a dispute is received by the Buyer in a timely manner, such a dispute will be resolved in accordance with the provisions of Section 2.6(iii) below.
(iii)            The Closing Balance Sheet, the Stock Purchase Price Statement and the calculation of Working Capital and the Stock Purchase Price will be deemed final for the purposes of Section 2.5 and 2.6 upon the earliest to occur of (A) the failure of the Sellers to notify the Buyer of a dispute in accordance with this Agreement within 30 calendar days of the Buyer's delivery of the Closing Balance Sheet and the Stock Purchase Price Statement to the Sellers, (B) the resolution of all disputes in writing by the Sellers and the Buyer, (C) the resolution of all disputes pursuant to Section 2.6(d) by the Buyer's accountants and the Sellers' accountants, and (D) the resolution of all disputes pursuant to Section 2.6(d) by an independent accounting firm mutually acceptable to both parties (the "Independent Accounting Firm").  The Closing Balance Sheet and the Working Capital, as deemed final pursuant to this Section 2.6(c)(iii), are referred to herein as the "Final Closing Balance Sheet" and the "Final Working Capital", respectively.

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(d)            Resolution of Disputes Under Section 2.6.
(i)            In the event that written notice of a dispute is received by the Buyer under Section 2.6(c) in a timely manner, the Buyer and the Sellers shall attempt in good faith to resolve their dispute for a period of 15 calendar days.  In the event that the Buyer and the Sellers are unable to resolve such dispute within such period, the Buyer's accountants and the Sellers' accountants will attempt to reconcile their differences, and any resolution by them as to any disputed amounts will be final, binding and conclusive on the parties hereto.  If the Buyer's accountants and the Sellers' accountants are unable to reach a resolution with such effect within 30 calendar days after receipt of such written notice of dispute under Section 2.6(c), the Buyer's accountants and the Sellers' accountants will submit the items (together with their respective positions thereon and the reasons therefor) remaining in dispute for resolution to the Independent Accounting Firm.  The Independent Accounting Firm will be instructed to determine the appropriate amount of each disputed item in accordance with GAAP applied on a consistent basis and render a report to the Buyer and the Sellers within 20 calendar days after such submission; provided, however, that in no case may such determination of any such disputed item be outside range established by the respective positions of the Buyer's accountants and the Sellers' accountants.  The report of the Independent Accounting Firm as to the disputed items will be conclusive as to each disputed item and will be final and binding on the parties hereto.  The fees and expenses of the Independent Accounting Firm will be split equally between the Sellers and the Buyer.
(ii)            The procedures for resolution of disputes concerning the Closing Balance Sheet and the Purchase Price set forth in this Section 2.6(d) are intended to be final and exclusive of any other contest or appeal in relation thereto, so that when the Closing Balance Sheet and the Stock Purchase Price Statement are deemed final hereunder, neither party will be entitled to subject the Closing Balance Sheet or the Stock Purchase Price Statement or, such agreement or the report, to any court or tribunal.
(e)            Adjustment of Purchase Price and Payment of Adjustment Amount.

(i)            In the event that the Final Stock Purchase Price set forth in the Stock Purchase Price Statement (as finally determined in accordance with Section 2.6) is at least $25,000 less than the Estimated Purchase Price set forth on the Initial Payment Amount Statement, Buyer shall cancel an amount of Stock issued to the Executives and Carney Parties based on the Pro Rata Percentage equal to the shortfall to the Buyer.
(ii)            In the event that the Stock Purchase Price set forth in the Stock Purchase Price Statement (as finally determined in accordance with Section 2.6) is $25,000 or more greater than the Estimated Purchase Price set forth on the Initial Payment Amount Statement, Buyer shall issue to the Executives and Carney Parties based on the Pro Rata Percentage an amount in Stock equal to the excess, within five Business Days of the Purchase Price being deemed final hereunder in accordance with this Section 2.6.

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ARTICLE III.
CLOSING; DELIVERIES

SECTION 3.1   Closing.  The closing of the transactions (the "Closing") will take place at the offices of Haynes and Boone LLP, 1801 Broadway, Denver, CO 80202 at 12:00 p.m. (Mountain time) on the Target Date, or at such other location or time as the Parties may agree in writing (or remotely via the exchange of executed documents and deliverables); provided, however, that if any of the conditions to Closing contained in Sections 7.4 and 7.5  (except for conditions which can only be satisfied at Closing and subject to the satisfaction of such conditions at Closing) are not satisfied or effectively waived as of the Target Date or such other agreed-upon date, the Closing shall take place on the first Business Day after the date on which all of the conditions to Closing contained in Sections 7.4 and 7.5 (except for conditions which can only be satisfied at Closing and subject to the satisfaction of such conditions at Closing) are satisfied or effectively waived (the date of the Closing being hereinafter referred to as the "Closing Date").

SECTION 3.2      Closing Deliveries.
(a)            Sellers's Deliveries to Buyer.  At the Closing, Sellers will duly execute, if applicable, and deliver to Buyer:
(i)            evidence that Sellers have, at Sellers's expense and without cost or other adverse consequence to Buyer, sent all notices, made all filings and obtained all Consents and Orders required to be sent, made and obtained by Sellers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however ,that it shall not be a condition to Closing that Sellers obtain any Consents with respect to Contracts as set forth in Section 1.6;

(ii)            the Bill of Sale, dated the Closing Date, in the form attached hereto as Exhibit A (the "Bill of Sale") executed by Sellers; the executed counterpart signature page of Sellers to the Assignment and Assumption Agreement, dated the Closing Date, in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement"); and such other bills of sale, assignments, deeds, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by Buyer, each in form and substance satisfactory to Buyer and Sellers, dated the Closing Date and duly executed by Sellers;

(iii)            copies of resolutions of Sellers' managers, managing members and unitholders, authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions;

(iv)            any other documents as may be reasonably requested by Buyer to effect the transactions.

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(b)            Buyer's Deliveries.  At the Closing, Buyer will duly execute, if applicable, and deliver to Sellers:
(i)            the Closing Payments;
(ii)            a stock certificate or certificates evidencing the Shares;
(iii)            copies of resolutions of Buyer's board of directors and shareholders, authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions;

(iv)            the executed counterpart signature page of Buyer to the Assignment Assumption Agreement;
(v)            such other documents as may be reasonably requested by Sellers to effect the transactions; and

(vi)            executed employment contracts for employment with Buyer reasonably acceptable to the Executives and the Buyer, providing cash salaries and equity bonuses which will provide for, in an aggregate amount, consideration of not less than One Million One Hundred Seventy Five Thousand Dollars ($1,175,000).

(vii)            all such documents and instruments necessary (x) to demonstrate that the Wells Note has been repaid and (y) to assume the Assumed Liabilities, including a release from the Lewis Note and any guarantees in connection with each of them.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS
As of the Closing Date, except as set forth in Exhibit F, the Sellers make the following representations and warranties, in each case, based on and subject to Seller's Knowledge to Buyer.
SECTION 4.1 Authority, Power and Capacity.  Sellers have all requisite power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement and to consummate the transaction.  This Agreement has been duly authorized, executed and delivered by each of the Sellers and constitutes the valid and binding agreement of each of the Sellers and is enforceable against each of the  Sellers in accordance with its terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

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SECTION 4.2                                Conflicts; Consents.
(a)            The execution and delivery by Sellers of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, violate any provision of the Organizational Documents of Sellers; result in the creation of any Lien upon the provision of any of Sellers' services or the Purchased Assets, conflict with or result in a breach of, require a consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any person or entity the right to terminate, accelerate or modify any obligation or benefit under, any contract, lease, permit or order to which Sellers are a party or by which Sellers or the Purchased Assets are bound or affected.
(b)            The execution and delivery by Sellers of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any law or order applicable to Sellers, the provision of any of Sellers's services or the Purchased Assets. There is no pending or, to Sellers's knowledge, threatened proceeding against Sellers before any court or Governmental Authority, to restrain or prevent the consummation of the transactions or that might affect the right of Buyer to own and control the Purchased Assets or to use those assets as it sees fit.

SECTION 4.3 Organization and Authority.
(a)            Each of the Sellers is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Colorado.  None of the Sellers have any Subsidiaries.  Sellers have all requisite power and authority to own or lease and operate its properties and assets and to carry on the provision of its services. True and correct copies of Sellers's constitutive documents, including any amendments thereto.
SECTION 4.4 Properties and Assets of Sellers.
(a)            No liens.  Sellers own or otherwise have the right to use all of their personal property, tangible and intangible, now owned or used by Sellers to provide their services.  Upon consummation of the transactions, Buyer will acquire good and marketable title to the Purchased Assets (other than the Real Estate), free and clear of all liens (other than those associated with the Assumed Liabilities).  The Purchased Assets constitute all of the assets, properties and rights used or held for use by Sellers for the provision of their services as conducted as of the Effective Date.  Notwithstandign anything herein to the contrary, Buyer shall acquire the Real Estate subject to any and all Liabilities, liens and Encumbrances shown on the Title Commitment (collectively, the "Real Property Liens").
(b)            Intellectual Property.  Sellers have the right to use all of its legal and trade names without payment to any person.  Sellers owns or possesses adequate licenses or other rights to use all Intellectual Property included in the Purchased Assets.  No affiliate of Sellers owns or uses any Intellectual Property of Sellers.
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SECTION 4.5  Attached hereto as Exhibit E is a true and correct copy of the consolidated balance sheets of the Sellers as of April 30, 2016 (the "Balance Sheet").  The Balance Sheet (x) is true, complete and correct in all material respects and (y) was prepared on a consistent basis in accordance with the past practice of the Company.  All liabilities of the Sellers as of April 30, 2016, required to be reflected or reserved for are fully reflected or reserved for in the Balance Sheet.
SECTION 4.6  Compliance with laws; permits. Sellers are not now, and have not within the past five years, been in violation of any provision of any law or order applicable to Sellers or their provision of services or their properties or assets.  Sellers have not directly or indirectly made any payment of funds to any person, or received or retained any funds from any person in violation of any applicable law.  Sellers have (i) all permits required with respect to the Purchased Assets or the provision of its services; and (ii) satisfied all material bonding requirements pertaining to its operations under applicable law.  All such permits may be transferred to Buyer in accordance with applicable law without violation of or loss of benefits under such permits, without consent of or notice to any other person, including any governmental authority.  Sellers are not in violation of, nor is there a basis for the revocation or withdrawal of, any permit.  Sellers have performed all obligations expressly set forth in writing in each permit that by their terms are to be performed on or before the Closing Date.  No present or pending federal, state or local zoning or use law, restriction or compliance requirement would materially and adversely affect the purchased assets or the provision of its services.
SECTION 4.7   Litigation.  Except as set forth in Exhibit F, there is no proceeding pending or threatened against or affecting Sellers, their provision of services, or the assets, properties, business or business prospects of Sellers, their provision of services or relating to or involving the transactions related to this Agreement, and Sellers are not aware of any basis for any of the foregoing.  Sellers are not in default with respect to any Order known to or served upon Sellers.
SECTION 4.8  Tax Matters.  Sellers have timely filed all tax returns required of Sellers under all laws pertaining to taxes and to which Sellers are subject.  Sellers have timely paid all taxes required by law to be paid by Sellers, whether or not shown on any tax return.  All such tax returns are accurate and complete.  No examination or audit of any tax return of Sellers is in progress.  All deficiencies proposed as a result of any examination or audit of any tax return filed by Sellers has been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited.  There are no liens related to taxes outstanding against any of the Purchased Assets, other than for taxes not yet due and payable.
SECTION 4.9   Licenses, Permits, Orders and Authorizations.  No licenses, approvals, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations, security clearances and other permits of, to, from or with, any Governmental Authority are required under applicable Legal Requirements to permit Sellers to own, operate, use and maintain its Assets in the manner in which they are now operated and maintained and to conduct the Business.

Exhibit 10.1 -- Page 13

SECTION 4.10 Absence of Certain Changes or Events.  Sellers have conducted its business only in the ordinary course of business and there has not been any material loss, damage or destruction to, or any material interruption in the use of any of the Purchased Assets.
SECTION 4.11 Affiliated Transactions.  No Affiliate of Sellers is a party to any Assumed Contract with, or is directly or indirectly interested in any Assumed Contract with, Sellers.
SECTION 4.12 Contracts.  With respect to each Assumed Contract: (i) such Assumed Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and will continue to be legal, valid, binding, enforceable by Buyer and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) such Assumed Contract is assignable without any Consent of any Person; (iii) Sellers and the other parties to such Assumed Contract are not in breach or default and no event has occurred which with the passage of time or giving of notice would constitute a breach or default, or permit termination, modification, or acceleration, under such Assumed Contract; and (iv) no party has repudiated or waived any provision of such Assumed Contract.

SECTION 4.13 Employee Benefits Plans; ERISA.  Neither Sellers nor any ERISA Affiliate maintains or contributes to, or has any obligation to contribute to, or has any Liability with respect to, any Employee Plan. Sellers do not have any Liability with respect to any Person under Title IV of ERISA.  Neither Sellers nor any ERISA Affiliate maintains, contributes to, or has any Liability for any Employee Plan or any medical, health, life or other welfare benefits for present or future terminated employees or retirees for which Buyer could be held liable.
SECTION 4.14 Environmental Matters.  The operations of Sellers are, and have been, in compliance with all Environmental Laws.
SECTION 4.15 Insurance.  Sellers have paid or caused to be paid all of the premiums of all insurance policies (including policies providing property, casualty, liability, errors and omissions and worker's compensation coverage and bond and surety arrangements) to which Sellers are a party, a named insured or otherwise the beneficiary of coverage insurance policy, and has at all times operated the Business in a manner so as to conform to the applicable provisions of such insurance policy.  Sellers hasve never made any claim under any insurance policy.
SECTION 4.16 Employees.  Sellers are and have been in compliance with all Legal Requirements related to employment and employment practices, terms and conditions of employment and wages and hours, fair employment, safety, worker compensation, unemployment and social security and with all Contracts relating to the employment of the employees of Sellers.  Each of the employees of Sellers is properly classified with respect to employment status for all purposes including, without limitation, employment, labor and Tax purposes.  No current or former independent contractor of Sellers could be deemed to be a misclassified employee.

Exhibit 10.1 -- Page 14

SECTION 4.17 Brokers' Fees.  Other than General Capital Partners, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission or payment in connection with the transactions contemplated by this Agreement based on arrangements made by Sellers or any of its Affiliates.
SECTION 4.18 Solvency.  Sellers are not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this section, "insolvent" means that the sum of the Liabilities of Sellers exceeds the present fair saleable value of Sellers' assets. Immediately after giving effect to the consummation of the transactions contemplated hereby: (a) Sellers will be able to pay each of its Liabilities as they become due in the usual course of its business; (b) Sellers will not have unreasonably small capital with which to conduct its present or proposed business; and (c) Sellers will have assets (calculated at fair market value) that exceed its Liabilities. The cash available to Sellers, after taking into account all anticipated uses of cash, will be sufficient to satisfy all of its Liabilities in accordance with their terms.  The value of the Shares is reasonably equivalent to the value of such portion of the Purchased Assets.
SECTION 4.19 Intellectual Property.
(a)	Sellers exclusively own all right, title and interest in and to the Sellers IP, free and clear of any Encumbrance. Sellers are not bound by, and no Sellers IP is subject to, any contract, agreement or understanding containing any covenant or other provision that in any way limits or restricts the ability of Sellers to use, exploit, assert or enforce any Sellers IP anywhere in the world. All documents and instruments necessary to perfect the rights of Sellers in the Sellers IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(b)	No shareholder, director, officer or employee of Sellers is (i) bound by or otherwise subject to any contract, agreement or understanding restricting him or her from performing his or her duties for Sellers or (ii) in breach of any contract, agreement or understanding with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as a member, manager, officer or employee of Sellers.

(c)	Sellers, their equity holders, members, managers, managing members, officers, employees and contractors have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Sellers hold, or purport to hold.

(d)	Since each Seller's inception, Sellers, their respective equity holders, managers, members, managing members, officers, employees and other contractors have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(e)	All Sellers IP is valid, subsisting, and enforceable.

Exhibit 10.1 -- Page 15

(f)	Each item of Sellers IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and all other actions required to be made or taken to maintain such item of Sellers IP in full force and effect, including any and all priority rights and foreign filing rights, have been made by the applicable deadline.  No application for a patent or a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of Sellers has been abandoned, allowed to lapse or rejected.

(g)	No interference, opposition, reissue, reexamination or other Proceeding is or since the date of Sellers's inception has been pending or, threatened, in which the scope, validity or enforceability of any Sellers IP is being, has been, or could reasonably be expected to be contested or challenged.  There is no basis for a claim that any Sellers IP is invalid or unenforceable as a result of patent or copyright misuse or on any other grounds.

(h)	No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Sellers IP. Sellers has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any right of any other Person. Sellers has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any intellectual property rights of another Person. The Sellers is not bound by any contract, agreement or understanding to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation or similar claim. No claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened.

(i)	No software governed by a license commonly referred to as an open source, free software, copyleft or community source code license, including the GNU General Public License or GNU Lesser General Public License is used in, incorporated into or integrated or bundled with any Sellers IP in a manner that obligates Sellers to distribute or disclose the source code developed by Sellers on a royalty free basis.

(j)	No government funding, facility of a university, college, other educational institution or research center or funding from third parties was used in the development of any Sellers IP, and, no officer, employee or independent contractor of Sellers who was involved in, or who contributed to, the creation or development of any Sellers IP, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such person was also performing services for Sellers.

Exhibit 10.1 -- Page 16

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
As of the date of the Closing Date, Buyer makes the following representations and warranties to Sellers.
SECTION 5.1 Authority, Power and Capacity.  Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transaction.  This Agreement has been duly authorized, executed and delivered by Buyer, constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms.
SECTION 5.2      Conflicts; Consents.
(a)            The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, violate any provision of the Organizational Documents of Buyer; conflict with or result in a breach of, require a consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any person or entity the right to terminate, accelerate or modify any obligation or benefit under, any contract, lease, permit or order to which Buyer is a party or by which Buyer are bound or affected.
(b)            The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any law or order applicable to Buyer.  There is no pending or, to Buyer's knowledge, threatened proceeding against Buyer before any Governmental Authority, to restrain or prevent the consummation of the transactions.
SECTION 5.3   Organization and Authority.
(a) Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington.  Buyer has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on the provision of its services.
SECTION 5.4   Tax Matters.  Buyer has timely filed all tax returns required of Buyer under all laws pertaining to taxes and to which Buyeris subject.  Buyer has timely paid all taxes required by law to be paid by Buyer, whether or not shown on any tax return.  All such tax returns are accurate and complete.  No examination or audit of any tax return of Buyers in progress.
SECTION 5.5   Undisclosed Liabilities.  Neither Buyer nor any of its subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the most recent fiscal month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
Exhibit 10.1 -- Page 17

SECTION 5.6   SEC Reports.  (i) Buyer has filed or furnished, as applicable, on a timely basis all Securities and Exchange Commission ("SEC") filings required to be made ("Reports") since December 31, 2012. Each of the Buyer SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Reports did not, and any Buyer SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
SECTION 5.7   On or prior to May 27, 2016, Buyer made available to Seller a true and correct copy of an executed debt commitment letter from a nationally recognized commercial bank (the "Commitment Letter"), setting forth the terms and conditions pursuant to which such parties will provide or cause to be provided financing in the amounts set forth therein (the "Financing") in connection with the transactions contemplated herein.  The amount of funds contemplated to be provided pursuant to the Commitment Letter, together with Buyer's cash on hand, will be sufficient to enable Buyer to make the payment of the cash portion of the Purchase Price and consummate the transactions contemplated herein and to pay all fees and expenses required to be paid by Buyer in connection with the Financing.  The Commitment Letter is valid, binding and in full force and effect, does not contain any misrepresentations by Buyer and no event has occurred which would reasonably be expected to constitute a breach thereunder on the part of Buyer.  There are no conditions precedent or other contingencies related to the Financing arrangements contemplated by the Commitment Letter, other than as set forth in the Commitment Letter, and the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect.  As of the Effective Date, Buyer has no reasonable basis to believe that any of the conditions to the Financing would not be satisfied or that the Financing would not be available to Buyer on the Closing Date.
SECTION 5.8  Solvency.  Buyer is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this section, "insolvent" means that the sum of the Liabilities of Buyer exceeds the present fair saleable value of Buyer's assets. Immediately after giving effect to the consummation of the transactions contemplated hereby: (a) Buyer will be able to pay its Liabilities as they become due in the usual course of its business; (b) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; and (c) Buyer will have assets (calculated at fair market value) that exceed its Liabilities. The cash available to Sellers, after taking into account all anticipated uses of cash, will be sufficient to satisfy all of its Liabilities in accordance with their terms.  The value of the Shares is reasonably equivalent to the value of such portion of the Purchased Assets.

Exhibit 10.1 -- Page 18

SECTION 5.9  Shares.  All Shares issued or to be issued hereunder have been and are or will be" (i) validly issued, (ii) are free of any Encumbrances, (iii) fully paid and non-assessable.
ARTICLE VI.
COVENANTS
SECTION 6.1 Public Announcements.  Buyer shall file any forms or disclosure documents as shall be required by any regulatory agency, including the Securities and Exchange Commission.  In addition, Sellers agree to assist Buyer with any information requests or production of documents related to the filing of required disclosure documents and the completion of an audit of Sellers.  Both Parties agree that neither Party shall release any public announcement or press release of this Agreement or the subject matter hereof without the consent of the other party (such consent not to be unreasonably withheld or delayed).  In addition, Sellers agrees to assist Buyer to any extent necessary with any information requests or production of documents related to the filing of required disclosure documents and the completion of an audit of Sellers.
SECTION 6.2    Cooperation.
(a)            Subsequent Actions.  If, at any time after the Closing, either Party considers or is advised that any bill of sale, assignment, assurance or any other action or thing is necessary or desirable to vest, perfect or confirm of record or otherwise in the right, title or interest in, to or under any of the Purchased Assets, then the Parties, and their officers and directors, shall execute and deliver all other bills of sale, assignments and assurances and to take and do, all other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such Purchased Assets or related rights, properties or assets or otherwise to carry out this Agreement and consummate the transactions.  Included in this Section 6.2(a) shall be the filing of all state, federal and other regulatory documents necessary for the acquisition.
(b)            Access to Books and Records.  Subject to any limitations that are required to preserve any applicable attorney-client privilege, from the execution of the Term Sheet between the Parties through the Closing Date, each party has furnished or caused to be furnished to the other party, its counsel and accountants, upon reasonable request during normal business hours, the information and assistance relating to such party or its business (including, the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to:  (i) facilitate the preparation for or the prosecution, defense or disposition of any proceeding (other than one by or on behalf of one party to this Agreement against another party); (ii) prepare and file any other documents required by Governmental Authority, and (iii) perform all necessary due diligence in order to satisfy each party relating to the terms of this Agreement and the covenants set forth herein.

Exhibit 10.1 -- Page 19

SECTION 6.3 Payment of Taxes Resulting from Sale of Assets.  After the Closing, Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns related to the Business or the Purchased Assets and any audit, litigation or other Proceeding with respect to such Taxes.  In that regard, Buyer and Sellers shall maintain such Tax information or Tax records relating to the Business and the Purchased Assets for a period of six (6) years from the Closing Date and, upon another party's request, provide to such party such Tax information or Tax records which are reasonably relevant to any such audit, litigation or other Proceeding.
SECTION 6.4 Assignments.  At the Closing or promptly thereafter, as applicable, to the extent that specific assignments may be necessary or appropriate in respect of any of the Purchased Assets, and/or to the extent that any of the Purchased Assets are represented by certificates of title or other documents, then Seller will execute and deliver to Buyer any additional transfer documents, and shall endorse to and in the name of Buyer all certificates of title and other such documents, as may be necessary or appropriate and requested by Buyer to effect the full transfer to Buyer all of the Purchased Assets.
SECTION 6.5  Purchase Price Allocation.  The Purchase Price and the Assumed Liabilities, to the extent properly taken into account, shall be allocated among the Purchased Assets as of the Closing Date in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) as determined by Buyer.  Buyer and Sellers shall cooperate with each other in preparing IRS Form 8594 consistent with such allocation and shall not otherwise take a position on any Tax Return or in any proceeding that is inconsistent with such allocation unless required by a final and non-appealable determination of the IRS or any other applicable Governmental Authority.
SECTION 6.6 Withholding Taxes.  Notwithstanding any other provision in this Agreement, Buyer shall have the right to deduct and withhold Taxes from any payment to be made under any Transaction Document if such withholding is required by any Legal Requirement and to collect all necessary Tax forms from Sellers.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Sellers.

SECTION 6.7  Confidential Information.  After the Closing Date, none of Sellers or any of their respective Affiliates shall at any time use for the benefit of itself or any other Person or disclose to any Person any confidential or proprietary information, knowledge or data relating to Buyer, Sellers, the Business, the Purchased Assets or the transactions contemplated by this Agreement or the Transaction Documents including, without limitation, information relating to financial dealings, transactions, trade secrets, intangibles, customer and client lists (including name, address and telephone numbers), pricing lists, processes, plans and proposals, the manner of operation, business methods, active leads and/or prospects, documentation, files, manuals, procedures, notes, rolodexes, address books, lists, telephone logs, forms, reference materials, computer files, programs and databases, contracts, process information, workflow information, reports, and other materials and documents, however maintained, whether or not marked or otherwise identified as confidential or secret; provided, however, that (i) the information must be disclosed in connection with any Assumed Liability or Excluded Liability, (ii) by law, including the preparation of any Tax return or Tax filing.  (ii) the information becomes publicly available by reason other than disclosure by the party subject to the c

Exhibit 10.1 -- Page 20

SECTION 6.8 Post-Closing Matters.  After the Closing, (a) Sellers will promptly refer to Buyer all inquiries and promptly after receipt thereof deliver to Buyer all correspondence, funds, checks and other items and materials relating to the Business or the Purchased Assets, and (b) none of Sellers or any of its officers, managers, members, employees or agents shall take any action that may diminish the value of the Purchased Assets after the Closing or that would interfere with the Business or the Purchased Assets after the Closing including disparaging the name or business of Buyer.
SECTION 6.9 No Right to Purchased Assets.  From and after the Closing, Sellers shall not (a) have any right, license or other interest in or to any of the Purchased Assets, (b) use, access or possess any of the Purchased Assets or transfer, assign, license or grant any interest in or to any of the Purchased Assets to any Person or (c) permit or authorize any Person to use, access or possess any of the Purchased Assets.
SECTION 6.10 Release by Carney Parties.  Effective as of the Closing, the Carney Parties and their Affiliates, on behalf of themselves and on behalf of its respective equity holders, members, managers, managing members, officers, employees, successors, predecessors and assigns (as applicable) (each, a "Releasor") hereby releases and forever discharges Buyer and its parents, subsidiaries, Affiliates (that currently exist or may exist in the future), successors, assigns and predecessors and its present and former owners, stockholders (other than the Executives), unitholders, directors, officers, employees, agents, attorneys, representatives, successors, beneficiaries and heirs (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, losses and liabilities relating solely to the Carney Loans whatsoever and all consequences thereof (collectively, "Released Claims"), whether known or unknown, suspected or unsuspected, both at law and in equity, which Sellers or any Releasor now has, has ever had or may hereafter have against any Releasee arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing.  The Carney Parties, on behalf of themselves and each other Releasor, agrees that this Section 6.10 shall act as a release of all Released Claims, whether such Released Claims are currently known or unknown, foreseen or unforeseen, contingent or absolute, asserted or unasserted, and the Sellers, on behalf of himself and each other Releasor, intentionally and specifically waives any statute or rule which may prohibit the release of future rights or a release with respect to unknown claims.  The Releasees are intended third-party beneficiaries of this Section 6.10, and this Section 6.10 may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder.  If any provision of this Section 6.10 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 6.10 will remain in full force and effect.  Any provision of this Section 6.10 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  Releasor irrevocably covenants that it will not, directly or indirectly, sue, commence any Proceeding against, or make any demand upon any Releasee in respect of any of the matters released and discharged pursuant to this Section 6.10. Releasor hereby warrants and represents that, in providing the release contemplated in this Section 6.10, Releasor does so with full knowledge of any and all rights that Releasor may have with respect to the matters set forth in this Section 6.10 and the Released Claims released hereby, that Releasor has received had the opportunity to seek, and has been advised to seek, independent legal advice with respect to the matters set forth herein and the Released Claims released hereby and with respect to the rights and asserted rights arising out of such matters, and that Releasor is providing such release of Releasor's own free will.  Notwithstanding any contrary provision in this Section 6.10, nothing contained herein will operate to release any claims (x) of Sellers arising under this Agreement or with respect to the Shares issued hereunder or (y) of any Releasor against the Sellers.

Exhibit 10.1 -- Page 21

SECTION 6.11 Efforts to Close.
(a)            Upon the terms and subject to the conditions and other agreements set forth in this Agreement, Sellers and Buyer shall (a) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, and (b) without limiting any other provision of this Agreement, use commercially reasonable efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable.
(b)            Buyer shall use its reasonable best efforts to (x) enter into the Committment Letter and (y) arrange and obtain the Financing on the terms and conditions described in the Commitment Letter, including maintaining in effect the Commitment Letter and using its reasonable best efforts to (i) satisfy on a timely basis all conditions and covenants in the Commitment Letter, (ii) promptly negotiate definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter or on other terms in the aggregate not materially less favorable to Buyer (unless otherwise agreed by Seller in its sole discretion), and (iii) consummate the Financing at or prior to Closing.  Buyer shall not amend, alter or waive, or agree to amend, alter or waive, the Commitment Letters in any way that (x) materially and adversely affects the amount, availability, conditionality or enforceability of the Financing or Buyer's ability to consummate the transactions contemplated hereby, or (y) could reasonably be expected to delay, hinder or prevent the Closing or make the Closing or funding of the Financing less likely to occur.
(c)            Sellers hereby covenant and agree that they will not enter into any public offering, merger, combination, divestiture, financing, joint venture, sale and/or acquisition agreement in whatever form, except for agreements in the ordinary course of business (including, without limitation, joint venture, sale license or distribution agreements) or enter into any other transaction that would preclude the consummation of the transactions contemplated by this Agreement.
SECTION 6.12 Non-Competition; Non-Solicitation.  In recognition of the fact that the Business is a business involving relationships with customers throughout the world, the success of which is due to the continuation of such relationships, and the business objectives of Buyer in entering into this Agreement and the transactions contemplated hereby and the consideration paid therefor, Sellers agree, on behalf of itself and its respective Affiliates, that the following non-competition and non-solicitation provisions do not impose a greater restraint than is necessary to protect the legitimate business interests of Buyer and contain certain limitations as to duration, geographic area and scope of activity which are reasonable under the circumstances and that Buyer would not be willing to consummate the transactions contemplated by this Agreement without Sellers entering into the covenants set forth herein:

Exhibit 10.1 -- Page 22

(a)            For so long as Sellers hold any Shares and for a period of one (1) year afterward (the "Restricted Period"), Sellers shall not, and Sellers shall not permit any of its Affiliates to, directly or indirectly, anywhere in the United States (including its possessions and territories), on its own behalf, or as a consultant, stockholder, partner, member, manager, agent, independent contractor, associate, co-owner with anyone else or otherwise, (i) engage in the Business or (ii) organize, own, manage, operate, join, control, finance or participate in, or assist any other Person to participate in, the organization, ownership, management, operation, control or financing of, any business, enterprise or other entity engaged in any part of the Business or that otherwise competes with the Business.
(b)            During the Restricted Period, Sellers shall not, and Sellers shall not permit any of its Affiliates to, directly or indirectly, on its own behalf, or as a consultant, stockholder, partner, member, manager, agent, independent contractor, associate, co-owner with anyone else or otherwise (i) solicit, attempt to obtain, accept, service or transact business of any nature from, with or on behalf of any (A) customer, client or active lead or prospect (or any Affiliate of any of the foregoing Persons) that has been transferred to Buyer under this Agreement or (B) any Person engaged in the Business anywhere in the United States (including its possessions and territories) other than Buyer and its Affiliates; (ii) aid or assist anyone in diverting, soliciting, attempting to obtain, planning to solicit, transacting, servicing or accepting business of any nature from or on behalf of (A) any customer, client or active lead or prospect (or any Affiliate of any of the foregoing Persons) that has been transferred to Buyer under this Agreement or (B) any Person engaged in the Business anywhere in the United States (including its possessions and territories) other than Buyer and its Affiliates; or (iii) in any way interfere with, disrupt or attempt to disrupt any then existing relationship between Buyer or any of its Affiliates and any of their respective customers, clients or other such Persons (including those that have been transferred to Buyer under this Agreement).
(c)            During the Restricted Period, Sellers shall not, and Sellers shall not permit any of its Affiliates to, directly or indirectly, on its own behalf, or as a consultant, stockholder, partner, member, manager, agent, independent contractor, associate, co-owner with anyone else or otherwise (i) hire or employ any employee of Buyer or its Affiliates or engage any such employee as a consultant or contractor or otherwise permit any such employee to otherwise perform or provide any work, services, assistance or aid, directly or indirectly, for or on behalf of Sellers or any of its Affiliates; (ii) solicit, induce or attempt to induce any such employee to leave the employment of Buyer or its Affiliates; or (iii) in any way interfere with, disrupt or attempt to disrupt any then existing relationship between Buyer or its Affiliates and any such employee.
(d)            Notwithstanding any contrary provision in this Section 6.11, nothing herein shall (x) prohibit Sellers from being a passive owner of not more than ten percent (10%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Sellers have no active participation in the business of such corporation or (y) apply to the Carney Parties with respect to and following the exercise of any remedies under the Note.

Exhibit 10.1 -- Page 23

(e)            Sellers agree that the restrictive covenants set forth in this Section 6.11 are reasonable with respect to their duration, geographic area and scope and acknowledges that Buyer would not be willing to consummate the transactions contemplated by this Agreement without Sellers agreeing to the restrictive covenants set forth herein.  If, at any time, the provisions of this Section 6.11 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, geographic area or scope, this Section 6.11 shall be considered divisible and shall be deemed amended to only such duration, geographic area or scope as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction.
SECTION 6.13 Title Commitment.
(a)  Title Commitment.  Buyer shall, at its sole cost and expense, cause a nationally recognized title company to provide Buyer a preliminary title commitment, together with complete and legible copies of all exceptions reflected therein ("Title Commitment").   Sellers agree to cooperate in causing the issuance of the corresponding title policy following the Effective Date, including executing reasonably and customary affidavits in connection therewith; provided, however that Sellers shall be under no obligation to cause the removal of any Encumbrance that requires the payment of any monetary sums.

ARTICLE VII.
INDEMNIFICATION
SECTION 7.1    Survival of Representations and Warranties.  The representations and warranties made by Sellers and Buyer in this Agreement and the representations and warranties set forth in the certificates delivered hereunder shall survive the Closing until one year after following the Closing; provided, however, that if, at any time prior to the applicable expiration date referred to in this sentence, any Indemnified Party delivers to an Indemnifying Party a written notice alleging the existence of an inaccuracy in, or a breach of, any representation or warranty and asserting a claim for recovery under this Article VII based on such alleged inaccuracy or breach, then the claim asserted in such notice (and only such claim) shall survive until such time as such claim is fully and finally resolved.
SECTION 7.2          Indemnification.
(a) Sellers shall indemnify, defend and hold harmless Buyer and its Affiliates (collectively, the "Buyer Indemnified Parties") from and against, and will pay to Buyer Indemnified Parties the amount of, any and all claims, demands, Proceedings, losses, damages, Liabilities, obligations, settlement payments, costs and expenses of every kind whatsoever (including, without limitation, costs of investigating, preparing or defending any such claim or Proceeding and reasonable legal fees and  disbursements), whether or not involving a third party claim expressly excluding, in all cases, all consequential damages (collectively, "Losses") directly or indirectly incurred or suffered by any of Buyer Indemnified Parties arising out of or relating to (i) any inaccuracy in, or breach of, any representation or warranty of Sellers set forth in this Agreement or in any other Transaction Document or in any certificate or document delivered in connection therewith, (ii) any breach of any covenant or agreement of Sellers set forth in this Agreement or any other Transaction Document or (iii) any Excluded Liability.

Exhibit 10.1 -- Page 24

(b)                Buyer shall indemnify, defend and hold harmless Sellers and each of its respective Affiliates and their respective members (collectively, "Sellers Indemnified Parties") from and against, and will pay to Sellers Indemnified Parties the amount of, any and all Losses directly or indirectly incurred or suffered by any of Sellers Indemnified Parties arising out of or relating to (i) any inaccuracy in, or breach of, any representation or warranty of Buyer set forth in this Agreement or in any other Transaction Document or in any certificate or document delivered in connection therewith, (ii) any breach of any covenant or agreement of Buyer set forth in this Agreement or any other Transaction Document or (iii) any Assumed Liability.
(c)        Notwithstanding anything to the contrary contained in this Agreement:  (I) no Indemnifying Party shall be liable for any claim for indemnification pursuant to Section 7.2(a) or 7.2(b) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Sellers, pursuant to Section 7.2 (a), or the Buyer, pursuant to Section 7.2(b), equals or exceeds $220,000, whereupon the Indemnified Party shall be entitled to indemnification for the amount of such Losses in excess of such amount; (II) in the absence of fraud on the part of the Indemnifying Party, the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party set forth in Section 7.2(a) or (b), as the case may be, shall be an amount equal to $1,175,000 (the "Cap"); provided, that (x) any losses arising from the fraud of any part shall not exceed the amount of the Purchase Price and (y) nothing in this Section (c) shall serve to limit Sellers' responsibility with respect to any Excluded Liability and Buyer's responsibility with repsect to any Assumed Liability.

SECTION 7.3 Defense of Claims.  If a claim for Losses (a "Claim") is to be made by a Buyer Indemnified Party or a Sellers Indemnified Party (an "Indemnified Party"), such Indemnified Party shall give written notice to (a)  Sellers, in the case of an indemnification claim pursuant to Section 7.2(a) or (b) Buyer, in the case of an indemnification claim pursuant to Section 7.2(b) (the "Indemnifying Party"), in either such case, as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may reasonably give rise to Losses for which indemnification may be sought under this Article VII; provided, however, that the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent such Indemnifying Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction).  If any Proceeding is filed or instituted by a third party making a claim against any Indemnified Party with respect to a matter subject to indemnity hereunder, notice thereof shall be given to the Indemnifying Party as promptly as practicable; provided, however, that the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent such Indemnifying Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction).  After receipt of such a notice of a Proceeding, the Indemnifying Party shall have the right to defend the Indemnified Party against the Proceeding at the Indemnifying Party's expense with counsel of its choice satisfactory to the Indemnified Party, unless the nature of the Claim creates an ethical conflict or otherwise makes it inadvisable for the same counsel to represent the Indemnified Party and the Indemnifying Party (including, without limitation, if there may be one or more legal defenses (x) available to the Indemnified Party which are not available to the Indemnifying Party or (y) available to the Indemnifying Party, the assertion of which would be adverse to the interests of the Indemnified Party) so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days after the

Exhibit 10.1 -- Page 25

Indemnified Party has given notice of the claim or Proceeding that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim or raised in the Proceeding, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations hereunder, (iii) the Proceeding does not involve criminal liability and only involves a claim for money damages and no other relief and (iv) the Indemnifying Party conducts the defense of the Proceeding actively and diligently.  The Indemnifying Party shall not compromise or settle any such Proceeding or consent to the entry of any judgment related to such Proceeding without the prior written consent of the Indemnified Party or enter into any settlement negotiations in connection with such Proceeding without giving prior written notice to the Indemnified Party.  In all other cases the Indemnified Party may defend the claim or Proceeding with counsel of its choosing at the expense of the Indemnifying Party.  The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such Proceeding diligently defended by the Indemnifying Party and any appeal arising therefrom and employ its own counsel in connection therewith.  The parties shall cooperate with each other in connection with any defense in any notifications to insurers.  If the Indemnifying Party fails to promptly and diligently assume the defense of such Proceeding after receipt of notice hereunder, the Indemnified Party against which such Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Proceeding with counsel of its own choosing at the expense of the Indemnifying Party and the Indemnifying Party shall have the right to participate therein at its own cost.  Losses shall be paid within five (5) Business Days of the final determination of the merits and amount of a Claim.
SECTION 7.4   Conditions Precedent to the Obligations of Buyer.
The obligations of Buyer on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Buyer:
(a)   Required Deliverables.  Buyer shall have received all such items as required by Section 3.2(a).
(b)    Representations and Warranties.  The representations and warranties by Sellers in this Agreement shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (unless such represenations and warranties are limited to such other date in which case such representation and warranty shall be limited to such date), except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)    Performance. Sellers shall have performed and complied in all material respects with all agreements to be performed or complied with by either of them pursuant to this Agreement and the other transaction Documents at or prior to the Closing.

Exhibit 10.1 -- Page 26

SECTION 7.5 Conditions Precedent to the Obligations of Sellers.
The obligations of Sellers on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Sellers:

(a)	Required Deliverables. Sellers shall have received all such items are required by Section 3.2(b).

(b)	Representations and Warranties. The representations and warranties by Buyer in this Agreement shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (unless such represenations and warranties are limited to such other date in which case such representation and warranty shall be limited to such date), except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)	Performance. Buyer shall have performed and complied in all material respects with all agreements to be performed or complied with by either of them pursuant to this Agreement and the other transaction Documents at or prior to the Closing.

(d)	Wells Note. The Buyer shall have caused the Wells Note to have been repaid in full.

SECTION 7.6    THE REMEDIES SET FORTH IN THIS ARTICLE VI SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE RESPECTIVE PARTIES FOLLOWING THE CLOSING.

Exhibit 10.1 -- Page 27

ARTICLE VIII.
REMEDIES; TERMINATION

SECTION 8.1                REMEDIES.
(a)     REMEDIES FOR BUYER'S BREACH.  IN THE EVENT OF A TERMINATION BY SELLERS OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 8.2 HEREOF, BUYER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGE TO SELLERS.  BUYER AND SELLER THEREFORE AGREE THAT, IF BUYER FAILS TO COMPLETE THE TRANSACTIONS CONTEMPLATED HEREBY BY REASON OF BUYER'S BREACH OR DEFAULT, THEN BUYER SHALL PAY TO SELLERS PROMPTLY UPON TERMINATION A SUM OF $200,000, WHICH SHALL BE PAYABLE EITHER IN CASH OR WITH SHARES OF BUYER'S COMMON STOCK AT BUYER'S SOLE DISCRETION, WITH THE SHARES TO BE ISSUED AT A PRICE PER SHARE BASED ON THE VWAP OF BUYER'S COMMON STOCK FOR THE THIRTY DAYS PRIOR TO SUCH PAYMENT,  AND THAT SUCH AMOUNT IS A REASONABLE ESTIMATE OF SELLERS' DAMAGES AND THAT SELLERS SHALL BE ENTITLED TO SAID SUM AS LIQUIDATED DAMAGES, WHICH, EXCEPT FOR THE "SURVIVING RIGHTS" (AS HEREINAFTER DEFINED) SHALL BE SELLERS' SOLE AND EXCLUSIVE REMEDY, EITHER AT LAW OR IN EQUITY, AND THEREAFTER, SELLER SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT FOR THOSE THAT ARE EXPRESSLY PROVIDED IN THIS AGREEMENT TO SURVIVE THE TERMINATION HEREOF AND THE SURVIVING RIGHTS.  SELLERS AND BUYER ACKNOWLEDGE AND AGREE THAT SELLERS' SOLE AND EXCLUSIVE REMEDY IN CONNECTION WITH A BUYER DEFAULT HEREUNDER SHALL BE PURSUANT TO THIS SECTION 8.1(a).

(b)     REMEDIES FOR SELLERS' BREACH.  IN THE EVENT THE SALE IS NOT CONSUMMATED BECAUSE OF DEFAULT UNDER OR BREACH OF THIS AGREEMENT ON THE PART OF SELLERS, THEN, BUYER SHALL HAVE THE OPTION, AS ITS SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY, TO EITHER (I) TERMINATE THIS AGREEMENT PURSUANT TO SECTION 8.2 BELOW BY DELIVERY OF WRITTEN NOTICE OF TERMINATION TO SELLER, WHEREUPON BUYER AND SELLERS SHALL EACH BE RELEASED FROM ALL LIABILITY HEREUNDER (EXCEPT FOR THOSE PROVISIONS WHICH RECITE THAT THEY SURVIVE TERMINATION); OR (II) PURSUE AGAINST SELLERS AN ACTION TO COMPEL SELLERS' SPECIFIC PERFORMANCE OF THIS AGREEMENT, PROVIDED THAT BUYER COMMENCES SUCH ACTION WITHIN SIXTY (30) DAYS OF THE TARGET DATE.  THE FOREGOING OPTIONS ARE MUTUALLY EXCLUSIVE AND ARE THE EXCLUSIVE RIGHTS AND REMEDIES AVAILABLE TO BUYER AT LAW OR IN EQUITY IN THE EVENT THE SALE OF THE CONVEYED INTEREST IS NOT CONSUMMATED BECAUSE OF SELLERS DEFAULT UNDER OR BREACH OF THIS AGREEMENT.  BUYER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY NOW OR HEREAFTER HAVE TO PURSUE ANY OTHER REMEDY OR RECOVER ANY OTHER DAMAGES ON ACCOUNT OF ANY SUCH BREACH OR DEFAULT BY SELLERS, INCLUDING, WITHOUT LIMITATION, LOSS OF BARGAIN, SPECIAL, PUNITIVE, COMPENSATORY OR CONSEQUENTIAL DAMAGES.

Exhibit 10.1 -- Page 28

(c) Notwithstanding subsections (a) and (b) of this Section, in no event shall the provisions of this Section 8.1 limit the damages recoverable by either Party against the other Party due to any indemnity obligation expressly set forth in Article VI of this Agreement.
SECTION 8.2           Method of Termination.
This Agreement may be terminated only in accordance with this Section 8.2:

(a)	This Agreement may be terminated by Sellers if:
(i)	Buyer (i) fails to close under this Agreement by June 30, 2016 (or any extension thereof as set forth herein) and all of the conditions set forth in Section 7.4 have been satisfied by Sellers as of such date, or (ii) Buyer shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement and Buyer has not cured any such breach within ten (10) days after receipt of notice thereof by Sellers.

(b)	This Agreement may be terminated by Buyer if:
(i)	(i) Sellers fails to close under this Agreement by the Outside Date (or any extension thereof as set forth herein) and all of the conditions set forth in Section 7.5 have been satisfied by Buyer as of such date, (ii) Sellers shall have breached in any material respect any of its or his representations, warranties, covenants or other agreements contained in this Agreement and Sellers have not cured any such breach within ten (10) days after receipt of notice thereof by Buyer and (iii) it does not conclude an audit can be performed in accordance with Section 2.4 hereof.

(c)	This Agreement may be terminated by mutual written consent of the Parties.
SECTION 8.3    Effect of Termination.  To the extent this Agreement is terminated by Buyer in accordance with Section 8.2(b) hereof, this Agreement shall terminate, except for the Surviving Obligations.  To the extent this Agreement is terminated by Sellers in accordance with Section 8.2(a) hereof, this Agreement shall terminate, except for the Surviving Obligations.  To the extent this Agreement is terminated in accordance with Section 8.2(c) hereof, this Agreement shall terminate, except for the Surviving Obligations.  Nothing in this Section 8.3 shall modify Section 8.1 hereof.

Exhibit 10.1 -- Page 29

ARTICLE IX.
CONFIDENTIALITY

Each party will keep confidential all information and documents obtained from any of the other parties pursuant this agreement (except for any information disclosed to the public pursuant to a press release authorized by the Parties or for information required to be provided in a filing with the Securities and Exchange Commission; and in the event the Closing does not occur or this agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other party's confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving party when disclosed as demonstrated by written documentation in the possession of such party at such time.

ARTICLE X.
AS-IS; WHERE-IS SALE
BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 4 OF THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE INTERESTS.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER
HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ASSETS.  BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE INTERESTS.  ACCORDINGLY, BUYER WILL ACCEPT THE INTERESTS AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."  BUYER FURTHER AGREES THAT THE REPRESENTATIONS OR WARRANTIES SET FORTH HEREIN ARE FURTHER SUBJECT TO ARTICLE VII HEREOF.

ARTICLE XI.
MISCELLANEOUS

SECTION 11.1 Expenses.  Each party shall pay its own expenses in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions, including all fees and expenses of investment bankers, financial advisors, legal counsel, and independent accountants.

Exhibit 10.1 -- Page 30

SECTION 11.2 Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement will be deemed validly given, made or served if in writing and delivered personally or sent by certified mail, postage prepaid, or by overnight courier, or by facsimile or e-mail:
(a)	If to Buyer, addressed to:
Bucha, Inc.
Attn: Brent Willis
3625 Del Amo Boulevard
Suite 385
Torrance, CA 90503 Facsimile: (303) 382-6210 E-mail:

with a copy to (which will not constitute notice):

Bart and Associates, LLC
Attn: Ken Bart
8400 East Prentice Avenue
Suite 1500
Greenwood Village, CO 80111
Telephone: (720) 226-7511
Facsimile: (720) 528-7765
E-mail: kbart@kennethbartesq.com

(b)	If to Sellers, addressed to:
1700 E. 68th Street
Attn: Chuck Ence
Denver, CO 80229
Telephone: (303) 289-8655
Facsimile (303) 853-9215
E-mail: cence@newagebev.us

with a copy to (which shall constitue notice):

Daniel M. Carney
400 North Woodlawn
Suite 210
Witchita, KS 67208
Telephone: (316) 686-7314
E-mail: dmc@ecarn.com

Exhibit 10.1 -- Page 31

with a copy to (which shall not constitute notice):
Haynes and Boone LLP
Attn: Keith N. Sambur
1801 Broadway
Suite 800
Denver, CO 80202
Telephone: (303) 382-6211
Facsimile: (303) 382-6210
E-mail:keith.sambur@haynesboone.com

and

Joseph Flynn
E-mail: jpfphx@yahoo.com

or such other address as will be furnished in writing by any party to the others.
SECTION 11.3 Press Releases and Public Announcements.  Sellers shall not issue or otherwise disseminate any press release or other public notice related to this Agreement or any of the transactions contemplated hereby without the prior written consent of Buyer.
SECTION 11.4 Governing law; Arbitration.  This Agreement will be governed by and any dispute arising out of or relating to this Agreement will be resolved in accordance with the laws of the State of Colorado, without giving effect to conflict of laws principles.  Any dispute arising out of, in connection with, or relating to this Agreement or the Transaction Documents, including but not limited to, any claim or controversy regarding the existence, validity, construction, interpretation, breach, termination or enforceability thereof, shall be determined by arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures ("Rules"), modified as follows: (i) the place of arbitration shall be Denver, CO; and (ii) the arbitration proceeding shall be conducted before a panel of three neutral arbitrators, one to be appointed by each party, and a third to be selected by the two arbitrators appointed by the parties and who shall serve as chairperson.  If a party fails to nominate an arbitrator as provided herein, then JAMS shall appoint the arbitrator in accordance with the Rules.  In the event that the two party-selected arbitrators should fail to agree upon the chairperson within a period of fourteen (14) days of the appointment of the last party-selected arbitrator, then, upon application of either party, the chairperson shall be named by JAMS in accordance with the Rules.  The award of the arbitrators shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered and enforced by any competent court.  Notwithstanding the provision in the preceding paragraph with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16).  The parties shall maintain the confidential nature of the arbitration proceeding (including the hearing, all submissions, and any award) except as may be necessary in connection with a judicial application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

Exhibit 10.1 -- Page 32

Without prejudice to the validity of the arbitration provisions set forth herein, the parties to this Agreement may resort to the competent judicial authority, if and when necessary, for the sole purposes of (i) enforcing obligations subject to judicial enforcement that do not require prior cognitive proceedings; (ii) obtaining injunction relief or precautionary measures as guarantee for the efficacy of the arbitration proceedings; and (iii) obtaining mandatory and specific enforcement measures, it being certain that, after achievement of the mandatory procedure or specific enforcement, the arbitral tribunal to be constituted shall be granted full and exclusive authority to decide over any and all matters, whether of a procedural nature or on the merits, which have given rise to the mandatory claim or specific enforcement. The filing of any measures under the terms set out in this clause shall not imply any waiver of the arbitration clause set forth herein or of the full jurisdiction of the arbitral tribunal.
SECTION 11.5 Termination; Survival.  Notwithstanding anything contained in this Agreement to the contrary, the following obligations shall survive Closing: (a) all obligations under the documents executed by the parties at Closing, and (b) covenants in this Agreement which are intended to be performed or apply after the Closing or termination of this Agreement, including Articles VII through XI (the "Surviving Obligations").  Whenever it is provided in this Agreement that this Agreement shall be terminated, thereafter (a) this Agreement shall be of no further force and effect (except for the Surviving Obligations), and (b) the Parties shall have no further liability to one another under this Agreement (except for the Surviving Obligations).

SECTION 11.6 Entire Agreement.  This Agreement, including the Exhibits, any written amendments to the foregoing, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the Parties with respect to such matters including the Parties' term sheet.  In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of some other agreement, if any (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement will control.
SECTION 11.7 Assignments, Successors and No Third-Party Rights.  Sellers shall not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer.  After the Closing, Buyer may assign any of its rights, but not its obligations, under this Agreement without the consent of Sellers to an Affiliate of Buyer.  Subject to the preceding two sentences, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Except as expressly set forth in this Agreement (including, without limitation Article V), no Person other than the parties hereto has any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
SECTION 11.8 Amendments; Waivers.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Exhibit 10.1 -- Page 33

SECTION 11.9 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument, and will become effective when one or more counterparts have been signed by each of the parties.  Delivery of an executed counterpart of a signature page of this Agreement by .pdf attachment to a transmission by electronic mail or by facsimile transmission shall each be effective as delivery of a manually executed original counterpart hereof.
SECTION 11.10 Severability.  In the event any provision, or portion thereof, of this Agreement is held by a court of competent jurisdiction to be unenforceable in any jurisdiction, then such portion or provision will be deemed to be severable as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and will not affect the remainder of this Agreement, which will continue in full force and effect.  If any provision of this Agreement is held to be so broad as to be unenforceable, such provision will be interpreted to be only as broad as is necessary for it to be enforceable.

ARTICLE XII.
DEFINITIONS

Certain Definitions.  In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms.  Any agreement or document referred to below shall mean such agreement or document as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
"Affiliate or Affiliated" with respect to any specified Person, means any (a) Person that owns or holds (beneficially or of record) ten percent (10%) or more of the voting or equity interests of such specified Person, (b) Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person and (c) family members of such specified Person.

"Assets" means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, fixed or contingent, choate or inchoate, known or unknown, wherever located.

"Assumed Liabilities" means the performance obligations of Sellers arising from and after the Closing Date under the Assumed Contracts; provided, however, that, notwithstanding the foregoing, the Assumed Liabilities shall not include, and Buyer shall not assume or be obligated or liable in respect of, any such performance obligations that arise out of, or are related to, any event, circumstance, condition, breach or default under any such Assumed Contract prior to the Closing Date; and provided further that, notwithstanding the foregoing, to the extent that any Consent that is required to transfer or assign any Assumed Contract is not obtained, all Liabilities of Sellers (including performance obligations) under such Assumed Contract shall not be Assumed Liabilities but shall remain with Sellers and shall constitute Excluded Liabilities until such time as such Consent is duly obtained.

Exhibit 10.1 -- Page 34

"Business" means any services associated with employment, recruitment or payroll services, content or technology.

"Business Day" means any day which is not a Saturday, Sunday or a day on which banks in California are authorized by applicable Legal Requirements or executive orders to be closed.

"Carney Loan" means any loan made by any Carney Party or their Affiliates to the Sellers.
"Closing Date" means the date of this Agreement.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Consent" means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with, any Person including, without limitation, any customer or Governmental Authority.

"Contract" means any agreement, contract, option, license, instrument, obligation, commitment, arrangement, promise or undertaking, in each such case, whether written or oral and whether express or implied.

"Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

"Current Assets" of a Person at any date means all assets of the Person that would properly be classified in accordance with GAAP as current assets as of that date, after deducting adequate reserves in each case a reserve is proper, determined as of such date; provided, that if such Person is the Sellers, Current Assets shall only include current assets that are Purchased Assets. "Current Liabilities" of a Person at any date means all liabilities of the Person that would properly be classified in accordance with GAAP as current liabilities (which for the avoidance of doubt shall not include amounts attributable to the Carney Loan); provided, that if such Person is the Sellers, Current Liabilities shall only include current liabilities that are Assumed Liabilities .

"Disclosure Schedule" means the schedules attached to this Agreement and entitled Disclosure Schedule.
"Employee Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by Sellers for the benefit of any employee or with respect to which Sellers has or may have any Liability.

Exhibit 10.1 -- Page 35

"Encumbrance" means any security interest, pledge, lien, mortgage, charge, encumbrance, claim, condition, easement, covenant, warrant, equitable interest, option, purchase right, community property interest, right of first refusal, or other right of third parties or other restriction of any kind including, without limitation, any restriction on the exercise of any attribute of ownership (including any restriction on the use, voting, transfer or receipt of income related to any Asset).

"Environmental Law" means any applicable Legal Requirement, Order or Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any entity that would be deemed a "single employer" with Sellers under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

"Estimated Stock Purchase Price" means an amount equal to (a) $6,950,000 minus (or plus if the result in clause (b) is negative) (b) the difference between (i) Required Working Capital and (ii) Estimated Working Capital.
"Executives" means collectively, Scott Lebon, Tom Lebon and Chuck Ence. "Governmental Authority" means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority including, without limitation, any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal).

Exhibit 10.1 -- Page 36

"Guarantee" means any obligation of a Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls. "Indebtedness" means (a) the principal of and premium, if any, and interest in respect of any indebtedness for money borrowed or any obligations evidenced by notes or other instruments, (b) capital lease obligations, (c) obligations issued or assumed as the deferred purchase price of property or services and (d) obligations in respect of surety bonds, letters of credit or other similar instruments.

"Intellectual Property" means and includes all databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

"Intellectual Property Rights" means and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark, trade name, service mark and service name rights and similar rights; (c) trade secret rights; (d) patents; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

"IRS" means the Internal Revenue Service.

"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other statute, law, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Authority.

"Lewis Note" means that certain promissory note in the amount of $195,431 by and between one or more of the Sellers and Stephen Lewis and all documents and instruments executed in connection therewith, as the same may be amended or modified from time to time.

Exhibit 10.1 -- Page 37

"Liability" means all liabilities of any kind whatsoever whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on a balance sheet including, without limitation, any direct or indirect Guarantee of any Liability of any other Person.

"Order" means any award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any referee, arbitrator or mediator.

"Organizational Documents" means any certificate or articles of incorporation, formation or organization, by-laws, limited liability company operating agreement, certificate of limited partnership, business certificate of partners, partnership agreement, declaration of trust or other similar documents.

"Outside Date" means July 15, 2016.
"Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

"Proceeding" means any action, claim, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator.
"Required Working Capital" means an amount equal to $5,893,456.
"Real Estate" menas all real property owned or leased by the Sellers.
"Sellers IP" means all Intellectual Property and Intellectual Property Rights owned by (beneficially or of record), or exclusively licensed to, Sellers.

"Sellers' Knowledge" means the actual knowledge of Scott Lebon, Tom Lebon and Chuck Ence, without any duty of investigation or inquiry.
"Tangible Personal Property" means all machinery, equipment, tools, furniture, fixtures, computer hardware, supplies, materials, servers, routers, desktop computers, laptop computers, fixed and mobile computer storage devices, mobile phones, personal digital assistants, network equipment, telephone systems, back-up systems, non-fixed media and all other computer and electronic equipment of any kind and other items of tangible personal property of every kind owned, leased or licensed by Sellers (wherever located and whether or not carried on the books of Sellers), together with all express and implied warranties by the manufacturers, Sellerss, lessors and licensors of such items or components thereof and all maintenance records and other documents relating thereto.

Exhibit 10.1 -- Page 38

"Target Date" means June 30, 2016.
"Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs and governmental impositions or charges of any kind in the nature of, or similar to, taxes, payable to any federal, state, provincial, local or foreign taxing authority including, without limitation (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (b) interest, penalties, additional taxes and additions to taxes imposed with respect thereto.

"Tax Returns" means any return, report or information statement with respect to Taxes (including, but not limited to, statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Authority including, without limitation, consolidated, combined and unitary tax returns.

"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and all other contracts, instruments and certificates contemplated hereunder to be delivered by any party hereto at or prior to the Closing.

"Wells Note" means that certain loan by and between NAP and Wells Fargo Bank, National Association, dated as of October 10, 2013 and all documents and instruments executed in connection therewith, as the same may be amended or modified from time to time.
"Working Capital" of the Sellers means the amount by which (a) Current Assets of the Company exceed (b) Current Liabilities of the Company as of the Closing Date.

[Remainder of Page Intentionally Left Blank]

Exhibit 10.1 -- Page 39

The duly authorized representatives of each party executed this Asset Purchase Agreement on the date set out in the preamble.

BUYER:

BUCHA, INC.

By: ______________________
Name: Brent Willis
Title: Chief Executive Officer

By: ______________________
Name: Neil Fallon
Title: Executive Chairman

SELLERS:

NEW AGE BEVERAGES, LLC

____
Scott Lebon

____
Tom Lebon

____
Chuck Ence

Shadrach Beverages, LLC

By: ______________________
Name: Daniel M. Carney
Title: Authorized Signatory

Exhibit 10.1 -- Page 40

NEW AGE PROPERTIES, LLC

____
Gayla W. Carney

____
Daniel M. Carney

____
Scott Lebon

____
Tom Lebon

New Age Beverages, LLC

By: ______________________________
Name: Daniel M. Carney
Title: Authorized Signatory

XING BEVERAGE, LLC

____
Scott Lebon

____
Tom Lebon

____
Chuck Ence

Shadrach Beverages, LLC

By: ______________________________
Name: Daniel M. Carney
Title: Authorized Signatory

Exhibit 10.1 -- Page 41

The duly authorized representatives of each party executed this Asset Purchase Agreement on the date set out in the preamble.

BUYER:

BUCHA, INC.

By: ______________________________
Name: Brent Willis
Title: Chief Executive Officer

By: ______________________________
Name: Neil Fallon
Title: Executive Chairman

SELLERS:

NEW AGE BEVERAGES, LLC
By its members:

____
Scott Lebon

____
Tom Lebon

____
Chuck Ence

Shadrach Beverages, LLC

By: ______________________________
Name: Daniel M. Carney
Title: Authorized Signatory

Exhibit 10.1 -- Page 42

NEW AGE PROPERTIES, LLC
By its members:

Gayla W. Carney

Daniel M. Carney

Scott Lebon

Tom Lebon

New Age Beverages, LLC

By:
Name: Daniel M. Carney
Title: Authorized Signatory

XING BEVERAGE, LLC

Scott Lebon

Tom Lebon

Chuck Ence

Shadrach Beverages, LLC

By:
Name: Daniel M. Carney
Title: Authorized Signatory

ASPEN PURE, LLC

By: New Age Beverages, LLC

By: ______________________________
Name: Daniel M. Carney
Title: Authorized Signatory

CARNEY PARTIES:

____
Daniel M. Carney

____
Gayla W. Carney

Exhibit 10.1 -- Page 43

EXHIBIT A
BILL OF SALE

Exhibit 10.1 -- Page 44

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit 10.1 -- Page 45

EXHIBIT D

Exhibit 10.1 -- Page 46

EXHIBIT E
EXCLUDED ASSETS

None.

Exhibit 10.1 -- Page 47

EXHIBIT F
EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
None.

Exhibit 10.1 -- Page 48

EXHIBIT G
ASSIGNED CONTRACT

Exhibit 10.1 -- Page 49